UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                              (Amendment No. ____)*

                           ACT TELECONFERENCING, INC.
           -----------------------------------------------------------
                                (Name of Issuer)


                           Common Stock, No Par Value
           -----------------------------------------------------------
                         (Title of Class of Securities)

                                    000955104
           -----------------------------------------------------------
                                 (CUSIP Number)

             Matthew J. Cody, 157 Cliff Road, Belle Terre, NY 11777
           -----------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                  May 19, 2005
           -----------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.Rule 240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 000955104
--------------------------------------------------------------------------------
1.           NAME OF REPORTING PERSON
             I.R.S. Identification No. of above persons (entities only).

             Matthew J. Cody
--------------------------------------------------------------------------------
2.           CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP

             (a)      Not Applicable
             (b)      Not Applicable

--------------------------------------------------------------------------------
3.           SEC USE ONLY


--------------------------------------------------------------------------------
4.           SOURCE OF FUNDS

             PF

--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURUANT TO ITEMS 2(d) or 2(e)

             N/A

--------------------------------------------------------------------------------
6.           CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------------------------------------------------------------------
NUMBER OF            7.      SOLE VOTING POWER
SHARES
BENEFICIALLY                 0
OWNED BY
EACH                 -----------------------------------------------------------
REPORTING            8.      SHARED VOTING POWER
PERSON
WITH                         1,000,000 shares of common stock
                     -----------------------------------------------------------
                     9.      SOLE DISPOSITIVE POWER

                             0
                     -----------------------------------------------------------
                     10.     SHARED DISPOSITIVE POWER

                             1,000,000 shares of common stock
--------------------------------------------------------------------------------
11.          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,000,000 shares of common stock
--------------------------------------------------------------------------------
12.          CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES (See Instructions)

--------------------------------------------------------------------------------
13.          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             1,000,000/16,711,562 = 5.98%
--------------------------------------------------------------------------------
14.          TYPE OF REPORTING PERSON  (See Instructions)

             IN
--------------------------------------------------------------------------------